Exhibit 99.1

Kona Grill Reports Second Quarter 2014 Results

- Same-Store Sales Increase 3.2% -

- Forecasts 20% Long-Term Unit Growth -

SCOTTSDALE, AZ, August 4, 2014—Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, reported financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Highlights vs. Year-Ago Quarter

●	Restaurant sales increased 15.9% to $29.9 million

●	Same-store sales increased 3.2%

●	Restaurant operating profit increased 8.1% to $5.8 million

●	Net income was $0.11 per share, which included a $0.09 per share impact from opening new restaurants, compared to $0.18 per share.

●	Opened a new restaurant in El Paso, Texas

Management Commentary

“The second quarter marks our fifth consecutive quarter of positive comparable restaurant sales, which were driven by strong traffic growth, and more importantly, we have demonstrated positive same-store sales growth in 15 of the last 16 quarters,” said Berke Bakay, President and CEO of Kona Grill. “While the industry continues to struggle with declining traffic trends, many parties – from developers to customers to investors – are taking notice of our brand. This provides us with an exciting opportunity to expand our differentiated, multiple day-part concept nationwide.”

Bakay continued: “One year ago, we communicated the goal of doubling our sales over a five-year period, which translated to a compound annual growth rate of approximately 15%. Given our strong development pipeline, recent equity raise and an increasing demand for our differentiated concept, we are updating guidance to grow our base of restaurants by 20% annually for the next several years. Our new restaurants are off to a great start and we look forward to opening three new locations in Florida, Georgia and Ohio during the fourth quarter.”

Second Quarter 2014 Financial Results

Restaurant sales in the second quarter of 2014 increased 15.9% to $29.9 million compared to $25.8 million in the second quarter of 2013. This reflects a 13.4% increase in restaurant operating weeks and same-store sales growth of 3.2% compared to 2.5% in the year-ago quarter. Same-store sales growth was driven by a 3.6% increase in customer traffic, partially offset by a slight decrease in average check. The contribution from four new restaurants to second quarter sales was $3.3 million, reflecting 40 additional operating weeks.

Average weekly sales for comparable base restaurants totaled $89,300 for the second quarter of 2014 compared to $86,500 in the second quarter of 2013. Average weekly sales for non-comparable base restaurants performed above expectations at $81,900 during the second quarter of 2014.

Restaurant operating profit in the second quarter of 2014 increased 8.1% to $5.8 million compared to $5.3 million in the same quarter last year. As a percentage of sales, restaurant operating profit was 19.2% compared to 20.6% in the year-ago quarter. The decline in restaurant operating margin was primarily due to an 80 basis point impact from new restaurant operating inefficiencies.

Adjusted EBITDA in the second quarter of 2014 increased 2.0% to $3.5 million compared to $3.5 million in the same year-ago period.

Net income in the second quarter of 2014 was $1.0 million, or $0.11 per share, compared to net income of $1.6 million, or $0.18 per share, in the year-ago quarter. Net income in the second quarter of 2014 included $0.09 per share in costs related to the opening and initial operation of new restaurants, as well as the negative sales impact caused by an extensive remodel adjacent to the Company’s Denver location.

At June 30, 2014, cash and cash equivalents totaled $42.0 million compared to $5.9 million at December 31, 2013. The Company had no debt outstanding under its $20 million credit facility as of June 30, 2014.

Secondary Offering

The Company completed an underwritten public offering of 2,645,000 shares of its common stock at a public offering price of $18.50 per share. This included 345,000 shares sold from the exercise in full of the over-allotment option and 300,000 shares sold by selling stockholders. The offering closed on June 25, 2014 and resulted in net proceeds of $40.9 million.

Financial Guidance

For the third quarter of 2014, the Company expects restaurant sales of $29.5 million compared to $24.5 million in the third quarter of 2013, driven by a 2.0% increase in same-store sales and a 17% growth assumption in operating weeks. The Company forecasts net income of $0.2 million, or $0.02 per share, which includes approximately $0.08 to $0.10 per share in costs associated with preopening and new unit inefficiencies as well as the negative impact caused by the remodel adjacent to the Company’s Denver restaurant.

Conference Call

Kona Grill will hold a conference call today at 4:30 p.m. Eastern time to discuss its financial results for the second quarter ended June 30, 2014. The Company’s President and CEO Berke Bakay and CFO Christi Hing will host the call, followed by a question and answer session.

Date: Monday, August 4, 2014

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-888-428-9490

International dial-in number: 1-719-457-2628

Conference ID: 7066538

The conference call will be broadcast simultaneously and available for replay via the investors section of the company's website at www.konagrill.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through September 4, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 7066538

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 27 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 17 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, El Paso, Fort Worth, Houston, San Antonio, The Woodlands); Virginia (Richmond). For more information, visit www.konagrill.com.

Forward-Looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. These statements relate to our future financial performance and growth goals for 2014, including but not limited to those relating to our sales trends and projected earnings for the third quarter of 2014 and expectations of new store openings and revenue growth rates in 2014 and beyond. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the company's filings with the Securities and Exchange Commission.

KONA GRILL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2014	2013
	(Unaudited)

ASSETS
Cash and cash equivalents	$42,020	$5,881
Other current assets	2,421	2,521
Other assets	1,100	1,114
Property and equipment, net	44,589	40,352
Total assets	$90,130	$49,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$9,955	$14,878
Long-term obligations	15,184	12,632
Stockholders’ equity	64,991	22,358
Total liabilities and stockholders’ equity	$90,130	$49,868

KONA GRILL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)

Restaurant sales	$29,886	$25,796	$57,502	$49,292
Costs and expenses:
Cost of sales	8,210	6,968	15,720	13,421
Labor	9,900	8,408	19,326	16,274
Occupancy	2,001	1,697	3,844	3,312
Restaurant operating expenses	4,023	3,401	7,871	6,572
General and administrative	2,443	2,010	5,019	3,885
Preopening expense	509	41	899	41
Depreciation and amortization	1,717	1,412	3,404	2,841
Total costs and expenses	28,803	23,937	56,083	46,346
Income from operations	1,083	1,859	1,419	2,946
Write off of deferred financing costs	-	66	-	66
Interest expense, net	64	41	124	44
Income before income taxes	1,019	1,752	1,295	2,836
Provision for income taxes	-	195	25	275
Net income	$1,019	$1,557	$1,270	$2,561

Net income per share:
Basic	$0.12	$0.18	$0.15	$0.30
Diluted	$0.11	$0.18	$0.14	$0.30

Weighted average shares outstanding:
Basic	8,770	8,567	8,690	8,555
Diluted	9,081	8,692	9,022	8,672

Comprehensive income	$1,019	$1,557	$1,270	$2,561

Reconciliation of Adjusted EBITDA and Restaurant Operating Profit to Income from Operations

Restaurant Operating Profit and Adjusted EBITDA are not financial measures determined in accordance with U.S. generally accepted accounting principles and should not be considered in isolation or as an alternative to income from operations. Restaurant Operating Profit is defined as restaurant sales minus cost of sales, labor, occupancy and restaurant operating expenses. Restaurant Operating profit does not include general and administrative expenses, depreciation and amortization, or preopening expenses. We believe Restaurant Operating Profit is an important component of financial results because: (i) it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance; and (ii) we use Restaurant Operating Profit as a key metric to evaluate our restaurant financial performance compared to that of our competitors. Adjusted EBITDA is defined as income from operations plus depreciation and amortization, preopening expense and stock-based compensation. Adjusted EBITDA is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash items such as depreciation and amortization and stock-based compensation as well as the costs of opening new restaurants; (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) we use Adjusted EBITDA internally as a benchmark to evaluate our operating performance and compare our performance to that of our competitors. Restaurant Operating Profit and Adjusted EBITDA may not be comparable to the same or similarly titled measures computed by other companies.

The table below sets forth our reconciliation of Restaurant Operating Profit and Adjusted EBITDA to income from operations, the most comparable U.S. GAAP measure (dollars in thousands):

	Three Months Ended June 30, 2014 (unaudited)
	Comp Base		Non-Comp Base		Consolidated
Restaurant sales	$26,598	100.0%	$3,288	100.0%	$29,886	100.0%
Cost of sales, labor, occupancy and restaurant operating expenses	21,278	80.0%	2,856	86.9%	24,134	80.8%
Restaurant operating profit	5,320	20.0%	432	13.1%	5,752	19.2%
Less: General and administrative					2,443	8.2%
Add: Stock-based compensation					(217)	-0.7%
Adjusted EBITDA					3,526	11.8%
Less: Depreciation and amortization					1,717	5.7%
Less: Preopening expense					509	1.7%
Less: Stock-based compensation					217	0.7%
Income from operations					1,083	3.6%

	Three Months Ended June 30, 2013 (unaudited)
	Comp Base		Non-Comp Base		Consolidated
Restaurant sales	$25,796	100.0%	$-	n/a	$25,796	100.0%
Cost of sales, labor, occupancy and restaurant operating expenses	20,474	79.4%	-	n/a	20,474	79.4%
Restaurant operating profit	5,322	20.6%	-	n/a	5,322	20.6%
Less: General and administrative					2,010	7.8%
Add: Stock-based compensation					(146)	-0.6%
Adjusted EBITDA					3,458	13.4%
Less: Depreciation and amortization					1,412	5.5%
Less: Preopening expense					41	0.2%
Less: Stock-based compensation					146	0.6%
Income from operations					1,859	7.2%

Certain amounts may not sum due to rounding.

KONA GRILL, INC.

Selected Supplemental Operating Information

($ amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Restaurants opened during the period	1	-	2	-
Restaurants open at the end of the period	27	23	27	23

Comparable restaurants:
Restaurants open at end of period	23	23	23	23
Operating weeks	299	299	595	595
Average weekly sales	$89.3	$86.5	$87.0	$83.2
Average unit volume	$1,160	$1,125	$2,250	$2,151
Comparable restaurant sales percentage change	3.2%	2.5%	4.6%	-0.1%
Restaurant operating profit margin	20.0%	20.6%	19.6%	19.7%

Non-comparable restaurants:
Restaurants open at end of period	4	-	4	-
Operating weeks	40	-	74	-
Average weekly sales	$81.9	$-	$80.9	$-
Restaurant operating profit margin	13.1%	n/a	10.3%	n/a

Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

KONA@liolios.com